                                 AMENDMENT NO. 1
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT

      The Master Administrative Services Agreement (the "Agreement"), dated November , 25, 2003, by and between A I M Advisors, Inc., a Delaware corporation, and AIM International Mutual Funds, a Delaware business trust, is hereby amended as follows:

1. Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

      "3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Trust shall pay the Administrator, on behalf of the Portfolios, in accordance with the Fee Schedule as set forth in Appendix A attached hereto. Such amounts shall be paid to the Administrator on a monthly basis."

2. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                         AIM INTERNATIONAL MUTUAL FUNDS

PORTFOLIOS                                       EFFECTIVE DATE OF AGREEMENT
----------                                       ---------------------------
AIM Asia Pacific Growth Fund                           November 25, 2003

AIM European Growth Fund                               November 25, 2003

AIM Global Aggressive Growth                           November 25, 2003

AIM Global Growth Fund                                 November 25, 2003

AIM International Growth Fund                          November 25, 2003

INVESCO International Core Equity Fund                 July 1, 2004

      The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*                                    Net Assets
-----                                    ----------
0.023%                                First $1.5 billion
0.013%                                Next $1.5 billion
0.003%                                Over $3 billion

*Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: July 1, 2004

                                                 A I M ADVISORS, INC.

Attest: /s/ Lisa Moss                            By: /s/ Mark H. Williamson
        -----------------------                      ---------------------------
        Assistant Secretary                          Mark H. Williamson
                                                     President
(SEAL)

                                                 AIM INTERNATIONAL MUTUAL FUNDS

Attest: /s/ Lisa Moss                            By: /s/ Robert H. Graham
        -----------------------                      ---------------------------
        Assistant Secretary                          Robert H. Graham
                                                     President


(SEAL)